Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael J. Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES RESIGNATION

OF LARRY BARENBAUM AS CHIEF EXECUTIVE OFFICER

Minneapolis, MN, February 17, 2012 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported that Larry Barenbaum has resigned all of his positions with the Company effective today.

In connection with Mr. Barenbaum’s resignation as Chief Executive Officer, the Company’s Board of Directors announced that Joel Waller, President, has been named Chief Executive Officer.  In addition, the Company’s Board formed a committee to commence a search for a permanent CEO.

Paul Snyder, Chair of the Board, said, “We thank Larry for his service as Chief Executive Officer during these challenging times and for his many years on the Board and wish him well in his future endeavors.  I look forward to working with Joel as Chief Executive Officer and, on behalf of the Board, am confident that Joel will provide a smooth transition as we search for a permanent Chief Executive Officer.”

In addition, the Company also announced that, effective immediately, Jules Rouse, Senior Vice President, General Merchandise Manager, is no longer with the Company.  The position of GMM has been replaced with a Divisional General Merchandise Manager position for each of the Christopher & Banks and CJ Banks divisions.  Tricia Perket and Ann McDermott have held these roles since late November and have spent considerable time working with Mr. Waller on establishing the merchandise strategy.  These individuals bring strong retail expertise and product development disciplines that will benefit the organization.

Mr. Waller commented, “My immediate priority is to bring stability to the organization while finalizing our merchandise and marketing strategies.  Our focus is on the execution of these strategies to deliver improved operating results.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of February 17, 2012, the Company operates 686 stores in 45 states consisting of 402 Christopher & Banks stores, 199 stores in their plus size clothing division CJ Banks, 62 dual stores and 23 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

###